EXHIBIT 99.1
LGI Homes, Inc. Reports Third Quarter and YTD 2019 Results and Updates 2019 Guidance
THE WOODLANDS, Texas, November 5, 2019 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the third quarter 2019 and the nine months ended September 30, 2019.
Third Quarter 2019 Results and Comparisons to Third Quarter 2018

•	Net Income of $49.3 million, or $2.15 Basic EPS and $1.93 Diluted EPS

•	Net Income Before Income Taxes increased 32.1% to $64.7 million

•	Home Sales Revenues increased 27.0% to $483.1 million

•	Home Closings increased 25.1% to 2,003

•	Average Home Sales Price increased 1.5% to $241,179

•	Gross Margin as a Percentage of Homes Sales Revenues was 24.1%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 26.3%

•	Active Selling Communities at September 30, 2019 increased 27.2% to 103

•	48,803 Total Owned and Controlled Lots at September 30, 2019
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Nine Months Ended September 30, 2019 Results and Comparisons to Nine Months Ended September 30, 2018

•	Net Income of $113.7 million, or $4.97 Basic EPS and $4.49 Diluted EPS

•	Net Income Before Income Taxes increased 2.8% to $147.0 million

•	Home Sales Revenues increased 14.2% to $1.2 billion

•	Home Closings increased 11.1% to 5,175

•	Average Home Sales Price increased 2.8% to $238,165

•	Gross Margin as a Percentage of Homes Sales Revenues was 23.9%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 26.0%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“We are proud to announce another record setting quarter at LGI Homes,” stated Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. “In addition, to a record setting 2,003 home closings, the quarter was also highlighted by record setting results across home sales revenues, average home sales price, community count and net income.”
“This has been a phenomenal year so far and our results have been outstanding. Through the first nine months of the year we closed 5,175 homes generating over $1.2 billion in home sales revenue. This momentum has carried through to the fourth quarter and in the month of October we saw continued demand for affordable homes and a positive response to lower interest rates.”
“With a solid start to the fourth quarter, we believe we are well positioned to finish the year strong and are optimistic about what the future holds. Therefore, we are updating our guidance for the remainder of 2019. For the full year 2019, we now anticipate closing between 7,100 and 7,600 homes, we believe average home sales price will be between

$235,000 and $240,000, and we believe basic EPS will be in the range of $7.00 to $7.60 for the full year 2019. This guidance assumes that general economic conditions, including interest rates and mortgage availability for the remainder of the year, are similar to the third quarter of 2019,” Lipar concluded.
2019 Third Quarter Results
Home closings during the third quarter of 2019 totaled 2,003, an increase of 25.1%, up from 1,601 home closings during the third quarter of 2018. The increase in homes closed was largely due to geographic expansion in the Company’s West reportable segment and by deepening their presence within certain markets in the Company’s Northwest, Southeast, and Central reportable segments during the third quarter of 2019 as compared to the third quarter of 2018.
At the end of the third quarter, active selling communities increased to 103, up from 81 communities at the end of the third quarter of 2018.
Home sales revenues for the third quarter of 2019 were $483.1 million, an increase of $102.7 million, or 27.0%, over the third quarter of 2018. The increase in home sales revenues is primarily due to the increase in home closings and an increase in the average home sales price during the third quarter of 2019.
The average home sales price for the third quarter of 2019 was $241,179, an increase of $3,597, or 1.5%, over the third quarter of 2018. This increase in average home sales price was primarily due to changes in product mix, higher price points in new markets and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the third quarter of 2019 was 24.1% as compared to 25.6% for the third quarter of 2018. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the third quarter of 2019 was 26.3% as compared to 27.4% for the third quarter of 2018. This decrease in gross margin as a percentage of home sales revenues is primarily due to higher lot costs and higher capitalized interest costs recognized for the third quarter of 2019 as compared to the third quarter of 2018. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $49.3 million, or $2.15 per basic share and $1.93 per diluted share, for the third quarter of 2019 increased $11.6 million, or 30.8%, from $37.7 million, or $1.66 per basic share and $1.52 per diluted share, for the third quarter of 2018. The increase in net income is primarily attributed to operating leverage realized from the increase in home sales revenues and higher average home sales price, partially offset by lower gross margin percentage and higher capitalized interest costs recognized during the third quarter of 2019 as compared to the third quarter of 2018.
Results for the Nine Months Ended September 30, 2019
Home closings for the nine months ended September 30, 2019 increased 11.1% to 5,175 from 4,660 during the nine months ended September 30, 2018. The increase in home closings was largely due to increased home closings in the Company’s West, Central and Southeast reportable segments, partially offset by decreased home closings in the Company’s Northwest and Florida reportable segments.
Home sales revenues for the nine months ended September 30, 2019 increased 14.2% to $1.2 billion compared to the nine months ended September 30, 2018. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $238,165 for the nine months ended September 30, 2019, an increase of $6,568, or 2.8%, over the nine months ended September 30, 2018. This increase in the average home sales price was primarily due to changes in product mix, higher price points in certain new markets and increases in sales prices in existing communities.
Gross margin as a percentage of home sales revenues for the nine months ended September 30, 2019 was 23.9% as compared to 25.6% for the nine months ended September 30, 2018. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the nine months ended September 30, 2019 was 26.0% as compared to 27.3% for the nine months ended September 30, 2018. These decreases are primarily due to a combination of higher construction costs, construction overhead, lot costs, capitalized interest, and to lesser degree purchase accounting, partially offset by higher average home sales price. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.

Net income of $113.7 million, or $4.97 per basic share and $4.49 per diluted share, for the nine months ended September 30, 2019 increased $1.1 million, or 1.0%, from $112.6 million for the nine months ended September 30, 2018. This increase is primarily due to an increase in homes closed, average home sales price and other income, net of loss on debt extinguishment offset by lower gross margin percentage during the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company updates its prior 2019 guidance. The Company now believes it will have between 105 and 115 active selling communities at the end of 2019, close between 7,100 and 7,600 homes in 2019, and generate basic EPS between $7.00 and $7.60 per share during 2019. In addition, the Company believes 2019 gross margin as a percentage of home sales revenues will be in the range of 23.5% and 24.5% and 2019 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 26.0% and 27.0% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2019 will be between $235,000 and $240,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2019 are similar to those experienced in the third quarter of 2019 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2019 are consistent with the Company’s recent experience.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, November 5, 2019 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “5244016”. This replay will be available until November 12, 2019.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada and West Virginia. Recently recognized as the 10th largest residential builder in America, based on units closed, the Company has a notable legacy of more than 16 years of homebuilding operations, over which time it has closed more than 34,000 homes. For more information about the Company and its new home developments, please visit the Company’s website at www.LGIHomes.com.

Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2019 home closings, year-end selling communities, basic earnings per share, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of home sales revenue, and average home sales price, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$37,030	$46,624
Accounts receivable	45,431	42,836
Real estate inventory	1,480,629	1,228,256
Pre-acquisition costs and deposits	40,137	45,752
Property and equipment, net	1,631	1,432
Other assets	16,528	15,765
Deferred tax assets, net	2,789	2,790
Goodwill and intangible assets, net	12,018	12,018
Total assets	$1,636,193	$1,395,473

LIABILITIES AND EQUITY
Accounts payable	$29,004	$9,241
Accrued expenses and other liabilities	78,778	76,555
Notes payable	751,364	653,734
Total liabilities	859,146	739,530

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 23,988,956 shares issued and 22,949,956 shares outstanding as of September 30, 2019 and 23,746,385 shares issued and 22,707,385 shares outstanding as of December 31, 2018	240	237
Additional paid-in capital	249,351	241,988
Retained earnings	545,512	431,774
Treasury stock, at cost, 1,039,000 shares	(18,056)	(18,056)
Total equity	777,047	655,943
Total liabilities and equity	$1,636,193	$1,395,473

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Home sales revenues	$483,081	$380,369	$1,232,505	$1,079,240

Cost of sales	366,431	283,035	938,240	802,882
Selling expenses	33,485	27,890	94,166	80,140
General and administrative	19,140	17,794	56,558	51,536
Operating income	64,025	51,650	143,541	144,682
Loss on extinguishment of debt	—	3,058	169	3,599
Other income, net	(707)	(399)	(3,589)	(1,806)
Net income before income taxes	64,732	48,991	146,961	142,889
Income tax provision	15,383	11,268	33,223	30,256
Net income	$49,349	$37,723	$113,738	$112,633
Earnings per share:
Basic	$2.15	$1.66	$4.97	$5.07
Diluted	$1.93	$1.52	$4.49	$4.57

Weighted average shares outstanding:
Basic	22,939,907	22,658,457	22,870,948	22,236,018
Diluted	25,521,946	24,896,569	25,329,461	24,642,882

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to adjusted gross margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that the Company believes to be most directly comparable (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Home sales revenues	$483,081	$380,369	$1,232,505	$1,079,240
Cost of sales	366,431	283,035	938,240	802,882
Gross margin	116,650	97,334	294,265	276,358
Capitalized interest charged to cost of sales	9,511	6,185	23,894	17,085
Purchase accounting adjustments (1)	671	850	2,257	847
Adjusted gross margin	$126,832	$104,369	$320,416	$294,290
Gross margin % (2)	24.1%	25.6%	23.9%	25.6%
Adjusted gross margin % (2)	26.3%	27.4%	26.0%	27.3%

(1)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(2)	Calculated as a percentage of home sales revenues.

Home Sales Revenues, Home Closings, Average Home Sales Price (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended September 30, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$193,860	876	$221,301	34.0	8.6
Northwest	92,242	254	363,157	14.0	6.0
Southeast	91,452	420	217,743	26.3	5.3
Florida	44,084	213	206,967	14.0	5.1
West	61,443	240	256,013	13.0	6.2
Total	$483,081	2,003	$241,179	101.3	6.6

	Three Months Ended September 30, 2018
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$151,673	698	$217,297	31.3	7.4
Northwest	72,485	195	371,718	10.3	6.3
Southeast	73,507	352	208,827	19.7	6.0
Florida	38,750	183	211,749	10.7	5.7
West	43,954	173	254,069	10.0	5.8
Total	$380,369	1,601	$237,582	82.0	6.5

	Nine Months Ended September 30, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$507,951	2,342	$216,888	33.1	7.9
Northwest	207,492	567	365,947	12.0	5.3
Southeast	221,686	1,010	219,491	23.1	4.9
Florida	121,183	589	205,744	12.2	5.4
West	174,193	667	261,159	12.4	6.0
Total	$1,232,505	5,175	$238,165	92.8	6.2

	Nine Months Ended September 30, 2018
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$441,138	2,072	$212,904	30.5	7.5
Northwest	214,891	589	364,840	10.0	6.5
Southeast	178,984	879	203,622	17.9	5.5
Florida	136,211	649	209,878	11.2	6.4
West	108,016	471	229,333	9.4	5.6
Total	$1,079,240	4,660	$231,597	79.0	6.6

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com